Exh.g.5.

KEELEY FUNDS, INC.
FOURTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FOURTH AMENDMENT dated as of this [__] day of [___], 2007, to the Custody Agreement, dated April 15, 2005, as amended in date August 1, 2005, April 10, 2006 and October 1, 2006 (the “ Custody Agreement”), is entered by and between Keeley Funds, Inc., a Maryland corporation (the "Company”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Company and the Custodian desire to amend said Agreement; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.	U.S. BANK, N.A.

By: ______________________________	By: ________________________________

Name:____________________________	Name:______________________________

Title: ______________________________	Title: ______________________________

Exhibit C
to the
Custody Agreement

Separate Series of Keeley Funds, Inc.

Name of Series

KEELEY Small-Mid Cap Value Fund
KEELEY Mid Cap Value Fund
KEELEY All Cap Value Fund